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                                EXHIBIT (h)(2)(c)
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          AMENDMENT TO TRANSFER AND DIVIDEND DISBURSING AGENT AGREEMENT
                                     BETWEEN
                        NATIONWIDE SEPARATE ACCOUNT TRUST
                                       AND
                       NATIONWIDE INVESTORS SERVICES, INC.

     This amendment, made this 1st day of May, 2000, by and between NATIONWIDE SEPARATE ACCOUNT TRUST (formerly Nationwide Separate Account Money Market Trust), a Massachusetts business trust, hereinafter called the "Trust," and NATIONWIDE INVESTORS SERVICES, INC. (formerly Heritage Financial Services, Inc.), an Ohio corporation, hereinafter called the "Agent."

WITNESSETH:

     WHEREAS, the Trust and the Agent have entered into a Transfer and Dividend Disbursing Agent Agreement on November 1, 1981, which has been previously amended; and

     WHEREAS, the parties desire to amend such Agreement to change the fees paid to Agent;

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed as follows:

1. Exhibit A, Schedule of Fees, is hereby amended in the form attached hereto effective May 1, 2000.

2. All other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed as of the day and year first above written.

     NATIONWIDE  SEPARATE  ACCOUNT  TRUST

           /s/  James  F.  Laird
     Name:      James  F.  Laird
     Title:     Treasurer

     NATIONWIDE  INVESTOR  SERVICES,  INC.

           /s/  James  F.  Laird
     Name:      James  F.  Laird
     Title:     Treasurer


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                                    EXHIBIT A

                                SCHEDULE OF FEES

                              Effective May 1, 2000

     For the services specified in the Agreement, the Trust shall pay the Agent a fee, computed daily and payable monthly, calculated at an annual rate of 0.01% of each of the following Fund's average daily net assets:

Total  Return  Fund
Capital  Appreciation  Fund
Government  Bond  Fund
Money  Market  Fund
Nationwide  Small  Company  Fund
Nationwide  Balanced  Fund
Nationwide  Equity  Income  Fund
Nationwide Global 50 Fund (formerly Nationwide Global Equity Fund) Nationwide High Income Bond Fund
Nationwide  Multi  Sector  Bond  Fund
Nationwide  Small  Cap  Value  Fund
Nationwide Mid Cap Fund (formerly Nationwide Select Advisers Mid Cap Fund) Nationwide Small Cap Growth Fund (formerly Nationwide Select Advisers Small Cap Growth Fund)
Nationwide  Strategic  Growth  Fund
Nationwide  Strategic  Value  Fund
Nationwide  Income  Fund
Nationwide  Growth  Focus  Fund
Nationwide  New  Economy  Fund
Nationwide  Global  Technology  and  Communications  Fund
Nationwide  International  Equity  Fund
Nationwide  Global  Life  Sciences  Fund

     The fee listed is payable on or before the 10th day of each succeeding month.

     In addition, the Trust shall pay the Agent reimbursement for the out-of-pocket expenses, including postage, telephone, forms, supplies and counsel.

     Special extraordinary projects shall be performed by the Agent at rates to be determined and agreed upon by the parties, based on time and effort involved.


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